UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2012 (July 31, 2012)

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Nevada	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1200 17th Street, Suite 2600, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Note Purchase Agreement

On July 31, 2012, pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”) between Triangle Petroleum Corporation (the “Company”) and NGP Triangle Holdings, LLC (the “Purchaser”), the Company sold to the Purchaser convertible promissory notes with an initial principal amount of $120,000,000 (the “Convertible Notes”), which is also the purchase price for the Convertible Notes. Pursuant to the Note Purchase Agreement, the Company also entered into an Investment Agreement and a Registration Rights Agreement with the Purchaser.

Convertible Notes

The Convertible Notes are convertible into shares (the “Conversion Shares”) of common stock, par value $0.00001 per share, of the Company (“Common Stock”) at an initial conversion price of $8.00 per share in accordance with the terms and conditions of the Convertible Notes. The Convertible Notes accrue interest at a rate of 5.0% per annum, compounded quarterly, to be paid on each December 31, March 31, June 30 and September 30, and on the date of any redemption, conversion or exchange of the Convertible Notes. Such interest payments will be paid-in-kind by adding to the principal balance of the Convertible Notes; provided that, following the 5th anniversary of closing, the Company has the option to make such interest payments in cash.

According to the terms of the Convertible Notes, the Convertible Notes are not convertible prior to the first annual meeting of the Company’s stockholders to occur after the issuance of the Convertible Notes. Following such annual meeting, per NYSE MKT LLC (“NYSE MKT”) rules, the Convertible Notes may convert into no more than 19.9% of the Company’s outstanding shares of Common Stock as of the date of issuance of the Convertible Notes, or approximately 8.8 million shares of Common Stock, unless the stockholders of the Company approve the full convertibility of the Convertible Notes. If the Convertible Notes are converted prior to the stockholders approving full convertibility of the Convertible Notes, then in addition to approximately 8.8 million shares of Common Stock, the holder will receive cash in an amount equal to the value of the additional shares of Common Stock into which the Convertible Notes would have converted but for NYSE MKT’s limitation on conversion.

The Convertible Notes do not have a stated maturity. Following the fifth anniversary of the closing, if the price of Common Stock exceeds $11.00 per share and certain trading volume requirements are met, the Company can elect to redeem all (but not less than all) of the Convertible Notes at a price equal to the outstanding principal amount plus accrued and unpaid interest, payable, at the Company’s option, in cash or Common Stock. Following the eighth anniversary of the closing, the Company can elect to redeem all (but not less than all) of the Convertible Notes at a price equal to the principal plus accrued and unpaid interest, payable in cash. Further, following either the tenth anniversary of the closing or a change of control of the Company, the holders of the Convertible Notes will have the right to require the Company to redeem the Convertible Notes at a price equal to the principal amount plus accrued and unpaid interest, with an additional make-whole payment for scheduled interest payments remaining if such right is exercised prior to the fifth anniversary of closing.

If at any time while the Convertible Notes remain outstanding the Company does not have a sufficient number of authorized, unissued and unreserved shares of Common Stock to cover the full conversion of the Convertible Notes, then the interest rate on the Convertible Notes will increase to 11% until the Company’s stockholders approve an increase in the number of authorized shares of Common Stock sufficient to cover full conversion of the Convertible Notes.

So long as not less than 50% of the initial aggregate principal amount of the Convertible Notes are outstanding and held by the Purchaser, the Company has agreed to obtain the prior written consent of the Purchaser before submitting any resolution or matter to a vote of the holders of Common Stock for approval or to require the approval of such holders of Common Stock as would be required to approve such resolution or matter if all then-outstanding Convertible Notes held by the Purchaser had been converted into Conversion Shares immediately prior to the record date for such meeting of stockholders and the Purchaser had voted all of such Conversion Shares against such resolution or matter. The foregoing will not apply to stockholder-initiated proposals required to be submitted to the stockholders of the Company by federal law or pursuant to the bylaws of the Company or to proposals regarding the election or removal of directors of the Company, the ratification of the appointment of an independent auditors, matters required to comply with terms of the Convertible Notes or advisory votes required to be submitted to the stockholders of the Company by federal law.

The Convertible Notes include customary events of default (each an “Event of Default”), including, among other things, payment defaults, covenant breaches, insolvency, certain events of bankruptcy, liquidation and material judgments. If any such Event of Default occurs, the Company must pay interest on the principal amount and any other amounts then past due from time to time outstanding under each Convertible Note at a default interest rate of 11%.

The Convertible Notes contain transfer restrictions prohibiting the Purchaser from transferring the Convertible Notes to any transferee other than an affiliate of the Purchaser without the prior written consent of the Company (which consent shall not be unreasonably withheld following the 5th anniversary of the closing).

Investment Agreement

In connection with the issuance and sale of the Convertible Notes, the Company also entered into an investment agreement by and among the Company, the Purchaser and NGP Natural Resources X, L.P. (the “Parent”).

Pursuant to the Investment Agreement, the Purchaser is entitled to designate one director to the Board of Directors of the Company (the “Board”) until such time as (1) the Purchaser ceases to hold at least the lesser of 50% of the shares of Common Stock that would be issuable to the Purchaser upon conversion of the Convertible Notes at the closing and 10% of the then-outstanding shares of Common Stock or (2) the Purchaser is in material breach of its standstill obligations or anti-hedging covenant as described below (each, a “Termination Event”).

The Investment Agreement grants the Purchaser the right to purchase its pro rata share on an as-converted basis of any future equity offerings by the Company until such time as a Termination Event occurs. Such rights are subject to customary exclusions such as securities offered in connection with employee benefits plans, business combinations, pro-rata distributions, and stockholder rights plans.

The Investment Agreement further provides that, for so long as at least 50% of the Convertible Notes originally issued are outstanding and held by the Purchaser, the Company shall not take certain actions without the prior written consent of Purchaser, as follows:

•	enter into affiliate transactions, subject to certain exceptions;
•	effect any amendment, modification or restatement of Company’s articles of incorporation or bylaws in any manner that could reasonably be expected to be materially adverse to the Purchaser;
•	make any dividend or distribution in respect of, or redeem or repurchase any, equity securities of the Company;
•	issue any equity securities that are senior to the Common Stock or any debt securities that are convertible into equity securities that are senior to the Common Stock;
•	incur any indebtedness (other than pursuant to the Company’s senior credit facility or the terms of the Convertible Notes) unless the Consolidated Leverage Ratio (as defined in the Investment Agreement) does not exceed 5.0 to 1.0 and no Event of Default would result.

The Parent and Purchaser are subject to certain customary “standstill” provisions that limit the Purchaser’s ability to acquire additional shares of Common Stock, solicit proxies or take certain other actions towards influencing or controlling the Company. The standstill provisions of the Investment Agreement survive until the later to occur of (1) the third anniversary of the closing and (2) such time as the Purchaser ceases to own at least 10% of the Company’s outstanding Common Stock (assuming full conversion of all outstanding Convertible Notes).

The Purchaser also covenants that, for so long as the Purchaser owns any Convertible Notes or Conversion Shares, the Purchaser shall not enter into any hedging transactions.

Registration Rights Agreement

In connection with the issuance and sale of the Convertible Notes, the Company also entered into a registration rights agreement with the Purchaser (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Purchaser is entitled to certain demand registration rights and unlimited piggyback registration rights under the Securities Act of 1933, as amended, for the shares of Common Stock into which the Convertible Notes are convertible.

The foregoing summaries of the Note Purchase Agreement, the Convertible Notes, the Investment Agreement and the Registration Rights Agreement are not a complete description of all of the terms of such agreements and are qualified in their entirety by reference to copies of such agreements filed as Exhibits 10.1, 4.1, 4.2 and 4.3 hereto, respectively, which are incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off−Balance Sheet Arrangement of a Registrant.

See “Convertible Notes” under “Item 1.01 - Entry into a Material Definitive Agreement,” which is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

On July 31, 2012, the Company completed a private placement of the Convertible Notes in an aggregate principal amount of $120,000,000 to the Purchaser. See “Convertible Notes” under “Item 1.01 - Entry into a Material Definitive Agreement,” which is incorporated by reference into this Item 3.02. The offer and sale was made without registration under the Securities Act in reliance on the exemptions provided by Section 4(2) of the Securities Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the terms of the Investment Agreement, the Company’s Board of Directors was increased from five to six directors and Roy A. Aneed, a principal at the Purchaser, has been appointed to fill the newly created vacancy effective as of July 31, 2012. The Board of Directors has also determined that Mr. Aneed meets the independence requirements under the NYSE MKT rules. See “Investment Agreement” under “Item 1.01 - Entry into a Material Definitive Agreement,” which is incorporated by reference into this Item 5.02, for a description of the Purchaser’s director designation rights under the Investment Agreement.

Item 7.01.	Regulation FD Disclosure.

On July 31, 2012, the Company issued a press release (i) announcing the purchase of the Convertible Notes by the Purchaser, (ii) announcing a revised capital expenditure program, and (iii) providing an operational update covering operated well results and RockPile Energy Services. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in Item 7.01 of this Current Report and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report and Exhibit 99.1 attached hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

 (d) Exhibits

Exhibit No.	Description

4.1	5% Convertible Promissory Note, dated July 31, 2012.
4.2	Investment Agreement among the Company, the Purchaser and the Parent, dated July 31, 2012.
4.3	Registration Rights Agreement between the Company and the Purchaser, dated July 31, 2012.
10.1	Note Purchase Agreement between the Company and the Purchaser, dated July 31, 2012.
99.1	Press Release dated July 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2012	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Jonathan Samuels
Jonathan Samuels
President and Chief Executive Officer

Index to Exhibits

Exhibit
No.	Description

4.1 *	5% Convertible Promissory Note, dated July 31, 2012.
4.2 *	Investment Agreement among the Company, the Purchaser and the Parent, dated July 31, 2012.
4.3 *	Registration Rights Agreement between the Company and the Purchaser, dated July 31, 2012.
10.1 *	Note Purchase Agreement between the Company and the Purchaser, dated July 31, 2012.
99.1 *	Press Release dated July 31, 2012.

*	Filed herewith.